Exihibit 10.17
HARRIS STRATEX NETWORKS
ANNUAL INCENTIVE PLAN
     1. Purpose of the Plan. The purpose of the Harris Stratex Networks Annual Incentive Plan is to promote the growth and performance of the Company by: (i) linking a portion of the total annual compensation for certain key employees to attainment of such business objectives as shall be approved for each Performance Period; and (ii) assisting in the attraction, retention and motivation of certain key employees.
     2. Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:
          “Affiliate” means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.
          “Award” means a right to receive a cash incentive payment pursuant to the terms and conditions of the Plan.
          “Board” means the Board of Directors of the Company.
          “Change of Control” means the occurrence of any of the following unless both (i) immediately prior to such occurrence Harris Corporation (“Harris”) owns more than 30% of the total combined voting power of the Company’s outstanding securities and (ii) immediately after such occurrence (and the exercise or lapse of any rights triggered by such occurrence) Harris owns a majority of such total combined voting power of the outstanding capital stock of the Company:
          (a) any a merger or consolidation of the Company into another person (i.e., which merger or consolidation the Company does not survive) or the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions (an “Acquisition”) or a share exchange, unless immediately following such Acquisition or share exchange at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (i) the entity resulting from such Acquisition or share exchange, or the entity which has acquired all or substantially all of the assets of the Company (in the case of an asset sale that satisfies the Performance Criteria of an Acquisition) (in either case, the “Surviving Entity”), or (ii) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by Company securities that were outstanding immediately prior to such Acquisition or share exchange (or, if applicable, is represented by shares into which such Company securities were converted pursuant to such Acquisition or share exchange), or
          (b) any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act) directly or indirectly acquires beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the Exchange Act), other than through an Acquisition or share exchange, of securities possessing more than 30% of the total combined voting power of the Company’s outstanding securities other than (i) Harris, provided that this exclusion of Harris shall no longer apply after such time, if any, as Harris beneficially owns less than 30% of such total voting power, (ii) an employee benefit plan of the Company or any of its Affiliates (other than Harris), (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates (other than Harris), or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or
          (c) over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals each of whom meet one of the following Performance Criteria: (i) have been a Board member continuously since the adoption of this Plan or the beginning of such 36 month period, (ii) have been appointed by Harris Corporation, or (iii) have been elected or nominated during such 36 month period by at least a majority of the Board members that (x) belong to the same class of director as such Board member and (y) satisfied the Performance Criteria of this subsection (c) when they were elected or nominated, or
          (d) a majority of the Board determines that a Change of Control has occurred.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Committee” means the Compensation Committee of the Board, or such other committee of the Board to which such authority may be granted from time to time, which in general is responsible for the administration of the Plan, as provided in Section 3 of the Plan. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.
          “Company” means Harris Stratex Networks, a Delaware corporation.
          “Covered Employee” means an employee who is a covered employee within the meaning of Section 162(m) of the Code.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Participant” means any holder of an Award under the Plan.
          “Performance Criteria” means the Performance Criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals are limited to: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) backlog, (xv) income, pre-tax income or net income, (xvi) operating income or pre-tax profit, (xvii) operating profit, net operating profit or economic profit, (xviii) gross margin, operating margin or profit margin, (xix) return on operating revenue or return on operating assets, (xx) cash from operations, (xxi) operating ratio, (xxii) operating revenue, (xxiii) market share improvement, (xxiv) general and administrative expenses or (xxv) customer service.
          “Performance Goals” means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. The Committee will, in the manner and within the time prescribed by Section 162(m) of the Code in the case of Qualified Performance-Based Awards, objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for such Participant. To the extent consistent with Section 162(m) of the Code, the Committee may appropriately adjust any evaluation of performance against a Performance Goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.
          “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals will be measured for purposes of determining a Participant’s right to payment in connection with an Award.

          “Plan” means this Harris Stratex Networks Annual Incentive Plan, as amended from time to time.
          “Qualified Performance-Based Award” means any Award or portion of an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.
     3. Administration of Plan. The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder and provided further, however, that the Committee may delegate to an executive officer or officers the authority to grant Awards hereunder to employees in accordance with such guidelines as the Committee shall set forth at any time or from time to time. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan including the employee to receive the Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.
     4. Awards.
          (a) In General. All employees of the Company and its Affiliates are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. Each Participant in the Plan shall be eligible to receive such Award, if any, as the Committee may determine in its sole discretion.
          (b) Performance Goals. Participants shall receive payments pursuant to their Awards, if any, as determined on the basis of the degree of achievement of the Performance Goals.
     5. Qualified Performance-Based Awards.
          (a) Purpose. The purpose of this Section 5 is to provide the Committee the ability to qualify Awards as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant an Award as a Qualified Performance-Based Award, the provisions of this Section 5 will control over any contrary provision contained in the Plan. In the course of granting any Award, the Committee may specifically designate the Award as intended to qualify as a Qualified Performance-Based Award. However, no Award shall be considered to have failed to qualify as a Qualified Performance-Based Award solely because the Award is not expressly designated as a Qualified Performance-Based Award, if the Award otherwise satisfies the provisions of this Section 5 and the requirements of Section 162(m) of the Code and the regulations promulgated thereunder applicable to “performance-based compensation.”
          (b) Authority. All grants of Awards intended to qualify as Qualified Performance-Based Awards and determination of terms applicable thereto shall be made by the Committee or, if not all of the members thereof qualify as “outside directors” within the meaning of applicable IRS regulations under Section 162 of the Code, a subcommittee of the Committee consisting of such of the members of the Committee as do so qualify. Any action by such a subcommittee shall be considered the action of the Committee for purposes of the Plan.
          (c) Applicability. This Section 5 will apply only to those Covered Employees, or to those persons who the Committee determines are reasonably likely to become Covered Employees in the period covered by an Award, selected by the Committee to receive Qualified Performance-Based Awards. The Committee may, in its discretion, grant Awards to Covered Employees that do not satisfy the requirements of this Section 5.

          (d) Discretion of Committee with Respect to Qualified Performance-Based Awards. With regard to Awards intended to qualify as Qualified Performance-Based Awards, the Committee will have full discretion to select the length of any applicable Performance Period, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, a Subsidiary or any division or business unit or to the individual. Any Performance Goal or Goals applicable to Qualified Performance-Based Awards shall be objective, shall be established not later than three (3) months after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established.
          (e) Payment of Qualified Performance-Based Awards. A Participant will be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee. In determining the actual size of an individual Qualified Performance-Based Award, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.
          (f) Maximum Award Payable. The maximum Qualified Performance-Based Award payment to any one Participant under the Plan for a Performance Period is $2,500,000; provided, however, that if such Participant is not a Participant for the entire Performance Period, the maximum amount payable shall be pro-rated based on the number of days the individual was a Participant for the Performance Period.
          (g) Limitation on Adjustments for Certain Events. No adjustment of any Qualified Performance-Based Award pursuant to Section 12 shall be made except on such basis, if any, as will not cause such Award to provide other than “performance-based compensation” within the meaning of Section 162(m) of the Code.
     6. Payment of Annual Incentive Award on Termination of Employment.
          (a) Payments. Payment pursuant to any Award shall be made in cash at such time(s) as the Committee may in its discretion determine. Notwithstanding the foregoing, in no event will the payment of such amounts be made after the later of: (a) the 15th day of the third month following the end of the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture or (b) the 15th day of the third month following the end of the Corporation’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.
          (b) Termination of Employment. Except to the extent otherwise provided by the Committee, if a Participant’s employment with the Company, any Subsidiary or any Affiliate, is terminated for any reason prior to the last day of a Performance Period, then, except in the case of death, disability or normal retirement, or an involuntary termination due to a reduction in force or except as provided in Section 12, the Participant shall forfeit the Award and shall not be entitled to a payment of the Award. If a Participant’s employment is terminated during the Performance Period due to death, disability, normal retirement or involuntary termination caused by a reduction in force, the Participant shall be entitled to a pro-rated payment of the Award that would have been payable if the Participant had been a Participant on the last day of the Performance Period, based upon the Committee’s determination as to whether the applicable Performance Goal or Goals are achieved within such Performance Period. If a Participant is entitled to a payment of the Award pursuant to the preceding sentence, such amount shall be prorated based on the number of days the individual was a Participant in the Plan for such Performance Period and shall be paid at the same time and in the same manner as such payment would have been made if the Participant had been a Participant on the last day of the Performance Period. A leave of absence, approved by the Committee, shall not be deemed to be a termination of employment for purposes of this Plan.
     7. Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a

Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver payments hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.
     8. Non-Alienation of Benefits; Beneficiary Designation. All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company’s consent. Subject to the foregoing, the Company shall establish such procedures as it deems necessary for a Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Participant’s death. In the event no beneficiary has been properly designated, the payment shall be made to the Participant’s surviving spouse or, if none, the Participant’s estate.
     9. Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Company shall have the authority to withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with any Federal, state and local tax or withholding requirements.
     10. No Right to Continued Employment or to Participate. Nothing contained in the Plan or in any Award shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment with the Company (or any Affiliate), or interfere in any way with the right of the Company, subject to the terms of any separate employment or consulting agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment with the Company and its Affiliates.
     11. Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options and restricted stock other than under the Plan, and such arrangements may be either applicable generally or only in specific cases
     12. Change of Control. Notwithstanding anything to the contrary provided elsewhere herein, in the event of a “Change of Control” of the Company then the Company shall as promptly as practicable following the effective date of the Change of Control pay any incentive Awards payable to Participants. The payment to each Participant shall be an amount not less than the target Award as originally approved for the Performance Period, notwithstanding actual results or any changes or modifications occurring after any such Change of Control.
     13. Adjustment of Awards. Notwithstanding anything herein to the contrary, the Committee may not make any such adjustment to any Qualified Performance-Based Award if such adjustment would cause compensation pursuant to such award to cease to be performance-based compensation under Section 162(m) of the Code. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.
     14. Impact of Restatement of Financial Statements upon Previous Awards. If any of the Company’s financial statements are restated as a result of errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any such Award or payment made to any, all or any class of Participants with respect to any Performance Period the financial results of which are negatively affected by such restatement. The amount to be recovered from any Participant shall be the amount by which the affected Award or payment exceeded the amount that would have been payable to such Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Committee shall determine. The Committee may determine to recover different amounts from different Participants or different classes of Participants on such basis as it shall deem appropriate. In no event shall the amount to be recovered by the Company from a Participant be less than the amount required to be repaid or recovered as a matter of law.

The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, a Subsidiary or any of its Affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise.
     15. Amendment or Termination. The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan.
     16. Application of Code Section 409A. This Plan is intended to be administered and interpreted in a manner such that it is exempt from the requirements of Section 409A of the Code pursuant to the “short term deferral rule.” Notwithstanding the foregoing, no particular tax result with respect to any income recognized by a Participant in connection with the Plan is guaranteed and each Participant shall be responsible for any taxes imposed on him in connection with the Plan.
     17. Governing Law and Interpretation. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. Unless otherwise indicated, all “Section” references are to sections of the Plan. References to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such law, rule or regulation.
     18. Severability. If any one or more of the provisions contained in this Plan shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     19. Effective Date. This Plan shall become effective immediately upon stockholder approval and shall remain effective until five (5) years from the date of said stockholder approval, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.